Exhibit 99.1

Eagle Bulk Shipping Inc. Expands Global Presence with New Office in Hamburg, Germany

STAMFORD, CT, June 20th, 2016-- Eagle Bulk Shipping Inc. (Nasdaq: EGLE) today announced that it will be expanding its global commercial presence with the establishment of a new office in Hamburg, Germany. Eagle Bulk Europe GmbH, which is scheduled to commence operations in August of 2016, reflects Eagle’s commitment to strengthen its commercial network while accelerating the build-out of the Company’s commercial platform.

The Hamburg office will be led by Jan-Philipp (“Japhi”) Rauno, who served most recently as a partner with Mosvold Bulk Shipping. Mr. Rauno brings over 25 years of chartering experience and strong relationships across Europe in the dry bulk shipping sector that will prove beneficial to Eagle Bulk moving forward.

Gary Vogel, Eagle Bulk’s CEO, commented, “We continue to invest in Eagle Bulk’s commercial operating platform to help deliver above market results and become the world’s premier Supramax owner/operator. The establishment of our Hamburg office is an important milestone in this process as it ensures proximity to significant European chartering relationships while complementing our existing footprint in Connecticut and Singapore. Eagle Bulk’s presence in the U.S., Asia and Europe will serve as a key strategic and competitive advantage moving forward. We are confident, as well, that Japhi is the right person to lead our European commercial operations, and we look forward to his immediate contributions.”

About Eagle Bulk Shipping

Eagle Bulk Shipping Inc., is a Marshall Islands corporation headquartered in Stamford, Connecticut. We own one of the largest fleets of Supramax dry bulk vessels in the world. Supramax dry bulk are vessels which are constructed with on-board cranes, ranging in size from approximately 50,000 to 65,000 dwt and are considered a sub-category of the Handymax segment, typically defined as 40,000-65,000 dwt. We transport a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

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